EXHIBIT 10.42



                                 IVP TECHNOLOGY


June 13, 2002


Orchestral Corporation
2100 Bloor Street West,
PO or Suite 6-114,
Toronto Ontario
M6S 5A5
Att:  Jeremy Rasmussen, President
Fax number 416-352-5455


Dear Jeremy:

Further to our meeting in my office with Kevin Birch on June 11, 2002 and your email to me on June 12, 2002 please consider this letter as written notification that IVP Technology Corporation is terminating the software distribution agreement with Orchestral Corporation dated March 30, 1999 and subsequently amended on September 1, 1999 and May 31, 2000.

As required by the agreement we shall be pleased to execute an affidavit or other form of letter as may be required by your solicitors with regard to the disposal of any confidential information obtained from Orchestral related to Power Audit that we have in our possession.

Sincerely yours,


/s/ Brian J. MacDonald

Brian J. MacDonald
President and CEO